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                                                                   EXHIBIT 5.1
                    [WINSTEAD SECHREST & MINICK LETTERHEAD]


                                 July 22, 1997

Nashville Country Club, Inc.
402 Heritage Plantation Way
Hickory Valley, Tennessee 38042

Gentlemen:

        We refer to the Registration Statement on Form SB-2 (File No. 333-29775) filed by Nashville Country Club, Inc., a Tennessee corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on June 20, 1997 and Amendment No. 1 thereto filed with the Commission on July 22, 1997 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), for the purpose of registering under the Securities Act, $10,000,000 aggregate amount of the Company's shares (the "Shares") of common stock, no par value per share (the "Common Stock").

        This Opinion Letter is delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-B under the Securities Act.

        We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement,
(ii) the Charter of the Company as currently in effect, (iii) the Restated Bylaws of the Company, as amended to date, (iv) specimen certificates (the "Certificates") for the shares of Common Stock, (v) the Placement Agency Agreement by and between the Company and Rauscher Pierce Refsnes, Inc. ("RPR") relating to the issuance and sale of the Shares, in the form such agreement was filed as an exhibit to the Registration Statement, and (vi) resolutions of the Board of Directors of the Company relating to the issuance of the Common Stock and the filing of the Registration Statement (the "Resolutions"). We have also examined such other documents and instruments as we have deemed relevant for the purposes of this Opinion Letter.

        Based upon and subject to the foregoing and assuming the conformity of the Certificates to the specimens thereof examined by us and the due execution and delivery of such Certificates, and the other qualifications and limitations stated in this Opinion Letter, we are of the opinion that the Shares have been duly authorized by the Company and when (i) the Pricing Committee of the Board of Directors agrees upon the price per Share with RPR, (ii) the duly appointed officers of the Company execute and deliver the Placement Agency Agreement in accordance

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Nashville Country Club, Inc.
July 22, 1997
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with the Resolutions and the resolution of the Pricing Committee, and (iii) the
Shares are issued and delivered in accordance with the terms of the Resolutions and the Placement Agency Agreement, against payment therefor, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this Opinion Letter with the Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Yours very truly,

                                        WINSTEAD SECHREST & MINICK P.C.


                                        By: /s/ Ted S. Schweinfurth
                                            ---------------------------------
                                            Ted S. Schweinfurth